Exhibit 99.1

BioSig Technologies, Inc. Partners with Summit Blue Capital to Provide Equipment Leasing Services

●	The leasing and finance program provides a non-recourse financial solution for PURE EP™ to improve purchase flexibility for U.S. hospitals

Westport, CT, March 29, 2022 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced a new partnership agreement with Summit Blue Capital for implementing a leasing and finance program for the Company's PURE EP™ System.

The Minneapolis-based Summit Blue Capital is a leader in equipment finance and leasing. It offers tailored leasing and financing solutions for its partners and clients in industries such as healthcare, manufacturing, hospitality, technology solutions, and more. Most notably, Summit Blue Capital specializes in simplifying the financing experience and finding solutions to advance commercial roll outs in the healthcare industry.

“We believe that partnering with Summit Blue Capital will have considerable benefits to our commercial plans. We intend to take advantage of the Summit team’s expertise, flexibility, and financial solutions as a leasing partner,” said Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc. “Summit Blue Capital came highly recommended by one of the largest money center U.S. financial institutions. We believe this relationship will help take friction out of the sales cycle and advance our timeline while allowing BioSig to get paid up front per installation. The team at Summit Blue Capital is expected to also help us launch a subscription-based revenue model for our software.”

“The pathway to purchase is always of great consideration in the capital equipment forum. We anticipate that partnering with Summit Blue Capital will impact our ability to expedite PURE EP’s entrance into new electrophysiology labs across the United States,” commented Gray Fleming, Chief Commercial Officer of BioSig Technologies, Inc.

“BioSig has made significant improvements to the EP market, and they have a unique technology offering with their PURE EP,” said Adam Drill, President of Summit Blue Capital. “Summit Blue Capital is excited to partner with BioSig and execute on a strategic financing and leasing program that we believe will benefit their customer roll out and help position them as a leader in medical technology. We look forward to helping each other and building a solid foundation for the future.”

The PURE EP™ is an FDA 510(k) cleared non-invasive class II device that aims to drive procedural efficiency and efficacy in cardiac electrophysiology. To date, 75 physicians have completed more than 2,150 patient cases with the PURE EP™ System.

Clinical data acquired by the PURE EP™ System in a multi-center study at Texas Cardiac Arrhythmia Institute at St. David's Medical Center, Mayo Clinic Jacksonville, and Massachusetts General Hospital was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP™ signals over conventional sources.

About Summit Blue Capital
Summit Blue Capital is a national commercial finance business based in Minnesota. The Company specializes in custom vendor programs and lease lines-of-credit for companies across the United States.  Summit Blue is a privately owned and independently operated finance company that serves all industries. For more information, visit www.summitbluecapital.com.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company's first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119